Exhibit 99.1

AGREEMENT

This Agreement is entered into as of July 22, 2016 (including the exhibits hereto, the “Agreement”), by and among Arthur D. Lipson, Robert Ferguson, Western Investment LLC, Western Investment Hedged Partners L.P., Western Investment Total Return Partners L.P., Benchmark Plus Institutional Partners L.L.C. and Benchmark Plus Management, L.L.C., and all of their respective directors, officers and Affiliates (as defined herein) (collectively, “Western”) and Advent Claymore Convertible Securities and Income Fund (“AVK”), Advent Claymore Convertible Securities and Income Fund II (“AGC”) and Advent/Claymore Enhanced Growth & Income Fund (“LCM”, and together with AVK and AGC, each a “Trust,” and together the “Trusts”) (the Trusts, together with Western, the “Parties” and individually a “Party”).

WHEREAS, each Trust is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, AVK, as of the close of business on April 30 2016, has approximately 23,580,877 common shares of beneficial interest, par value $0.001 per share, outstanding;

WHEREAS, AGC, as of the close of business on April 30, 2016, has approximately 32,240,720 common shares of beneficial interest, par value $0.001 per share;

WHEREAS, LCM, as of the close of business on April 30, 2016, has approximately 13,603,025 common shares of beneficial interest, par value $0.001 per share;

WHEREAS, as of the close of business on July 21, 2016, Western is collectively the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of, in the aggregate, 1,500 common shares of AVK representing approximately 0.006% of the outstanding common shares of AVK;

WHEREAS, as of the close of business on July 21, 2016, Western is collectively the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of 1,070,026 common shares of AGC representing approximately 3.32% of the outstanding common shares of AGC;

WHEREAS, as of the close of business on July 21, 2016, Western is collectively the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of 877,662 common shares of LCM representing approximately 6.45% of the outstanding common shares of LCM; and

WHEREAS, the Trusts and Western believe it is in their mutual interests for the Board of Trustees of each Trust (each a “Board” and together the “Boards”) to take the actions reflected below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1.	Tender by LCM

1.1
On the basis of the representations, warranties and agreements set forth herein and subject to performance by Western of its covenants and other obligations hereunder and the other conditions set forth herein:

(a)
Within 20 days after the date of this Agreement, LCM shall file with the Securities and Exchange Commission (the “SEC”) an application for an exemptive order from the SEC under Section 17(b) of the 1940 Act granting an exemption from Section 17(a) of the 1940 Act to permit “affiliated persons” (as defined in the 1940 Act) of LCM to participate in the Tender Offer (as defined below) (the “Exemptive Order”).

(b)
As soon as commercially practicable, but in any event within 20 days after receipt of the Exemptive Order, LCM shall commence a tender offer to enable it to purchase 32.5% of its outstanding common shares (the “Maximum Amount”) or such lesser number of common shares that are properly tendered and not withdrawn (the “Tender Offer”). The Tender Offer shall include the following terms: (i) shareholders shall have the opportunity to tender some or all of their common shares at a price equal to 98% of LCM’s net asset value per share (“NAV”) as determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”) on the next day the NAV is calculated after the expiration date of the Tender Offer or, if the Tender Offer is extended, on the next day the NAV is calculated after the day to which the Tender Offer is extended, (ii) LCM shall purchase common shares tendered and not withdrawn on a prorated basis up to the Maximum Amount if greater than the Maximum Amount of common shares are properly tendered and not properly withdrawn, and (iii) the consideration to be paid by LCM for common shares under the Tender Offer shall consist of a pro rata portion of each of the securities (other than (1) securities that are not traded on a public securities market or for which quoted bid and asked prices are not available, (2) securities that, if distributed, would be required to be registered under the Securities Act of 1933, as amended, (3) securities issued by entities in countries that restrict or prohibit the holdings of securities by non-residents other than through qualified investment vehicles, or whose distribution would otherwise be contrary to applicable local rules and regulations, (4) certain portfolio assets, such as derivative instruments or repurchase agreements, that involve the assumption of contractual obligations, require special trading facilities, or can only be traded with the counterparty to the asset, and (5) such other portfolio assets as shall be excluded by the terms of the Exemptive Order) held in LCM’s investment portfolio (the “Portfolio Securities”), subject to adjustment for fractional shares of Portfolio Securities, and cash held in LCM’s investment portfolio at the close of business on the expiration date of the Tender Offer period.

(c)	The Tender Offer shall not provide for preferential treatment for any shareholders of LCM.

(d)	The Tender Offer shall require odd lot tenders to be subject to the same proration terms as tenders of 100 shares or more.

(e)
Although LCM has committed to commence the Tender Offer under the circumstances set forth above, LCM will not commence the Tender Offer or accept tenders of LCM’s common shares during any period when (i) such transactions, if consummated, would: (A) result in the delisting of LCM’s shares from the NYSE or (B) impair LCM’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended (which would make LCM a taxable entity, causing LCM’s income to be taxed at the fund level in addition to the taxation of shareholders who receive distributions from LCM); (ii) there is any (A) legal or regulatory action or proceeding instituted or threatened challenging such transaction, (B) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), including the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) National Market System, or (C) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State; or (iii) the Board of LCM (the “LCM Board”) determines in good faith, upon written advice of counsel, that effecting any such transaction would constitute a breach of its fiduciary duty owed to LCM or its shareholders. In the event of a delay pursuant to any of clauses (i), (ii) or (iii) above, LCM will provide prompt written notice to Western together with a detailed analysis of the reason for such delay and reasonable support for such determination. In the event of a delay pursuant to either of clauses (i) or (ii) above, LCM will commence the Tender Offer delayed by the pendency of such events within 20 days after the termination of such delaying event.

(f)
The Trusts agree that no Trust shall consummate a merger or reorganization on or prior to the completion of the Tender Offer.  In the event the Tender Offer is not consummated pursuant to the terms herein, then no Trust shall merge or reorganize without first obtaining shareholder approval, which approval shall be obtained subsequent to the Deadline Date (as defined herein).

1.2	Subject to LCM’s compliance with the terms of this Agreement, Western agrees to tender 100% of its then-owned common shares of LCM in the Tender Offer.

1.3
As a condition of LCM’s commencement of the Tender Offer, Western, on behalf of itself and its Affiliates (as defined in Rule 405 of the Securities Act of 1933, as amended), including Western Investment LLC, hereby (i) irrevocably withdraws the notices of intention to nominate individuals for election as trustees at each of the 2016 annual meetings of AVK, AGC and LCM (collectively, the “2016 Annual Meetings” and each, a “2016 Annual Meeting”) submitted to each Trust on June 30, 2016; (ii) irrevocably withdraws the notices of intention to submit a shareholder proposal pursuant to Rule 14a-8 under the under the Exchange Act requesting that the Board of each Trust take the necessary steps to eliminate such Trust’s classified board structure; and (iii) irrevocably withdraws its demand, pursuant to Section 220 of the Delaware General Corporation Law and the Amended and Restated By-Laws of AVK, the Second Amended and Restated By-Laws of AGC and the Fourth Amended and Restated By-Laws of LCM, respectively, the right to inspect certain books, records and documents of each Trust and to make and/or receive copies or extracts therefrom submitted to each Trust on July 1, 2016.

1.4
Western further agrees that it will not, and that it will not permit any of its Affiliates to, (i) nominate or recommend for nomination any individual for election as a trustee at the 2016 Annual Meeting, directly or indirectly, (ii) submit any proposal for consideration at, or bring any other business before, any of the 2016 Annual Meetings, directly or indirectly, (iii) initiate, encourage or participate in any solicitation of proxies or exempt solicitation, including under Rule 14a-2(b)(1) under the Exchange Act with respect to any of the 2016 Annual Meetings, directly or indirectly, or (iv) publicly or privately encourage or support any other shareholder to take any of the actions described in this Section 1.4.

1.5
Notwithstanding the foregoing, in the event LCM breaches the terms of Section 1.1(a) hereof, then the Trusts shall delay the record dates and meeting dates of the 2016 Annual Meetings for 60 days (or such earlier date as is the latest date permitted by NYSE rules for the record date or meeting date), and each of the notices and demands withdrawn pursuant to Section 1.3 hereof shall be deemed to be automatically reinstated, timely and in proper form.  In such event, Section 1.4 hereof shall also be void.

1.6
The Trusts agree that the deadlines for Western to submit nominations for trustees and proposals, under Rule 14a-8 or otherwise with respect to the 2017 annual meetings of the shareholders of any Trust, shall be the later of (a) the deadlines set forth in the bylaws of each respective Trust or (b) 10 business days following the Deadline Date.

Section 2.	AGC Repurchase Program

2.1
On the basis of the representations, warranties and agreements set forth herein and subject to performance by Western of its covenants and other obligations hereunder and the other conditions set forth herein, AGC will conduct open-market repurchases of its own common shares on the following terms (the “AGC Repurchase Program”):

(a)
AGC will use its commercially reasonable best efforts to commence the AGC Repurchase Program as soon as practicable after the date of this Agreement (but in no event later than September 1, 2016) and the AGC Repurchase Program will terminate on September 30, 2018 (or such earlier date (i) as set forth in clause (d) below or (ii) on which the maximum number of common shares have been repurchased pursuant to clause (e) below), during which period AGC will conduct repurchases when its common shares are trading on the New York Stock Exchange at a discount to net asset value of 13% or greater, subject to the conditions set forth below.

(b)
AGC will use its commercially reasonable best efforts to seek to maximize the number of shares repurchased on each given trading day, subject to any applicable legal constraints including (without limitation) such restrictions as are necessary to comply with the safe harbor of Rule 10b-18 under the Exchange Act, including (without limitation) restrictions on trading volumes, manner and timing of purchase and price and prohibitions on the use of material non-public information; provided, however, that under no circumstances will AGC repurchase in a given calendar month a number of shares greater than 2% of AGC’s total outstanding common shares as of the beginning of such month.

(c)	AGC will post on its website as soon as reasonably practicable each month the total number of shares repurchased under the AGC Repurchase Program during the preceding calendar month.

(d)
Following the commencement of the AGC Repurchase Program, if the closing price on the NYSE of the AGC common shares represents a discount to NAV of less than 13% on five consecutive trading days, the AGC Repurchase Program will immediately terminate.

(e)
The aggregate number of common shares of AGC purchased pursuant to the AGC Repurchase Program or otherwise purchased by AGC in open-market purchases (regardless of the discount to net asset value at which such common shares are purchased) between the commencement of the AGC Repurchase Program and September 30, 2018 shall not exceed 7.5% of AGC’s total outstanding common shares as of the date hereof, unless the Board of AGC determines, in its discretion, to purchase a greater number of common shares of AGC.

Section 3.	Additional Agreements.

3.1
Western covenants and agrees that during the period from the date of this Agreement through July 22, 2021 (the “Effective Period”) it will not, and will cause its Affiliates not to, directly or indirectly, alone or in concert with others (including, by directing, requesting or suggesting that any other person take any of the actions set forth below), unless specifically permitted in writing by the Chairman of the applicable Trust or permitted by a resolution of a majority of the Board of the applicable Trust, take any of the actions set forth below:

(a)
effect, seek, offer, engage in, propose (whether publicly or otherwise and whether or not subject to conditions) or cause or participate in, or assist any other person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or participate in (other than as specifically contemplated by this Agreement):

(i)
any “solicitation” of “proxies” or become a “participant” in any such “solicitation” as such terms are defined in Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b), in each case, with respect to securities of any Trust (including, without limitation, any solicitation of consents to act by written consent or call a special meeting of shareholders);

(ii)
any acquisition, directly or by means of any Derivative Securities (as defined below), common shares of any Trust which would cause Western to beneficially own 4.99% (the “Ownership Limit”) or more of the then-issued and outstanding common shares of such Trust immediately following such acquisition  (except to the extent issued by the applicable Trust to all existing shareholders), whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise and whether or not any of the foregoing would give rise to beneficial ownership (as such term is used in Rule 13d-3 under the Exchange Act ), and whether or not any of the foregoing is acquired or obtained by means of borrowing of securities, operation of any Derivative Security or otherwise. For the purposes of this Agreement, the term “Derivative Securities” means, with respect to any person, any rights, options or other securities convertible into or exchangeable for securities, bank debt or other obligations or any obligations measured by the price or value of any securities, bank debt or other obligations of such person, including without limitation any swaps or other derivative arrangements; provided, however, that with respect to LCM at any time prior to the completion of the Tender Offer, the Ownership Limit shall be 6.45%; or

(iii)
any (i) tender or exchange offer for securities of any Trust (aside from the Tender Offer contemplated by Section 1 or any other tender offer offered by the Trusts to all shareholders), or any merger, consolidation, business combination or acquisition or disposition of assets of any Trust, or (ii) recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction with respect to any Trust;

(b)
form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than the existing group, which consists solely of members of Western) with respect to the securities of any Trust in connection with seeking the election or removal of any trustee of the Trusts;

(c)
deposit any securities of any Trust in any voting trust or subject any securities of the Trusts to any arrangement or agreement with respect to the voting of the securities of any Trust, including, without limitation, lend any securities of any Trust to any person or entity for the purpose of allowing such person or entity to vote such securities in connection with any shareholder vote or consent of any Trust, other than any such voting trust, arrangement or agreement solely among the members of Western;

(d)	seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of trustees with respect to any Trust;

(e)
make any proposal for consideration by shareholders at any annual or special meeting of shareholders of any Trust, or take any action (other than in accordance with this Section 3.1) with respect to any shareholder proposal submitted prior to the date of this Agreement;

(f)	conduct a referendum of shareholders of any Trust, or make a request for a shareholder list or other similar books and records of any Trust;

(g)	seek, alone or in concert with others, representation on the Board of any Trust;

(h)	seek to control or influence the management, Board or policies of any Trust;

(i)	publicly disclose any intention, plan or arrangement inconsistent with the foregoing;

(j)
except as specifically contemplated by this Agreement, enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing; or

(k)
publicly, or privately in a manner that is intended to or would reasonably be expected to require any public disclosure by any Trust or Western, request that any Trust, any Board or any of their respective representatives amend or waive any provision of this Section 3.1 (including this sentence) or for any Board to specifically invite Western or any of its Affiliates to take any of the actions prohibited by this Section 3.1.

3.2	Western covenants and agrees that during the Effective Period, it will, and will cause its Affiliates to:

(a)
appear at any annual or special meeting of shareholders of any Trust or otherwise cause all shares it beneficially owns as of the record date for such meeting to be counted as present thereat for purposes of a quorum; and

(b)
vote or cause to be voted at any annual or special meeting of shareholders of any Trust all of the shares it beneficially owns as of the record date for such meeting (i) in favor of and in accordance with the recommendation of the Board of the applicable Trust and (ii) against any proposal made in opposition to, or in competition or inconsistent with, the recommendation of the Board of the applicable Trust.

3.3	Upon request of any Trust, Western will notify such Trust of the number of common shares beneficially owned by it and its Affiliates.

3.4	Western represents and warrants as follows:

(a)	It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)	This Agreement has been duly and validly authorized, executed and delivered by it.

(c)	Western beneficially owns, directly or indirectly, and has the sole power to vote all the common shares of each of the Trusts as described in the recitals to this Agreement.

3.5	Each Trust represents and warrants as follows:

(a)	The applicable Trust has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)	This Agreement has been duly and validly authorized, executed and delivered by the applicable Trust.

(c)
Prior to the execution of this Agreement, the LCM Board has, consistent with its fiduciary duties, approved the Tender Offer and the Board of AGC has, consistent with its fiduciary duties, approved the AGC Repurchase Program.

Section 4.	Press Releases; Public Statements.

Western and the Trusts agree that, no later than one (1) business day following the execution of this Agreement, (i) LCM will issue a press release announcing the entrance into and terms of this Agreement and the determination of the LCM Board to commence the Tender Offer, subject to the other conditions set forth herein, in substantially the form attached as Exhibit A hereto, and (ii) AGC will issue a press release announcing the entrance into and terms of this Agreement and the authorization by the Board of AGC of the AGC Repurchase Program, subject to the other conditions set forth herein, in substantially the form attached as Exhibit B hereto. The Parties acknowledge and agree that this Agreement and such press releases will be filed as an exhibit to an amendment to Western’s Schedule 13D.

Section 5.	Breach

5.1
In the event that any of the Trusts breach any material provision of this Agreement (including, without limitation, Sections 1.1(a) and (b) and 2) or in the event that LCM fails to complete the Tender Offer within 60 days after the earlier of the receipt of the Exemptive Order or the nine month anniversary of this Agreement, subject  to any extension required by law or under Section 1.1(e)(i) or 1.1(e)(ii) of this Agreement (the “Deadline Date”), this Agreement shall immediately terminate and be of no further force or effect except for Sections 1.1(f), 1.5, 1.6, this Section 5 and Section 8, which shall survive.

Section 6.	Termination

6.1	This Agreement remains in full force and effect until the earliest of:

(a)	July 22, 2021;

(b)	a termination of this Agreement pursuant to Section 5.1; and

(c)	such other date established by mutual written agreement of each of the Trusts and Western.

6.2	Section 8 survives the termination of this Agreement. No termination pursuant to Section 6.1 relieves any Party from liability for any breach of this Agreement prior to such termination.

Section 7.	No Disparagement.

7.1
During the Effective Period, each party hereto shall refrain from directly or indirectly making disparaging remarks, comments or statements about, or taking any action reasonably likely to damage the reputation of, the other party, any Trust, its members, directors, officers, employees or affiliates, or any members of any Board. Such disparaging remarks, comments or statements include, but are not limited to, those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged. The foregoing shall not apply to any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

Section 8.	Miscellaneous

8.1
Remedies. Each Party hereto hereby acknowledges and agrees that irreparable harm will occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to seek specific performance hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provision hereof in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. All rights and remedies under this Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to any Party at law or in equity.

8.2
Jurisdiction; Venue; Waiver of Jury Trial. The Parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the state or federal courts in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby, in the state or federal courts in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Western and the Trusts waive(s) all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

8.3
Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties hereto. This Agreement supersedes all previous negotiations, representations and discussions by the Parties hereto concerning the subject matter hereof, and integrates the whole of all of their agreements and understanding concerning same. No prior oral representations or undertakings concerning the subject matter hereof will operate to amend, supersede, or replace any of the terms or conditions set forth in this Agreement, nor will they be relied upon.

8.4	Section Headings. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

8.5
Notice. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be validly given, made or served, if in writing and sent by email or facsimile, with a copy by personal delivery, certified mail, return receipt requested, or by overnight courier service to:

If to the Trusts, to:

Advent Claymore Convertible Securities & Income Fund
Advent Claymore Convertible Securities & Income Fund II
Advent/Claymore Enhanced Growth & Income Fund
c/o Advent Capital Management, LLC
1271 Avenue of the Americas, 45th Floor
New York, NY 10020
Attention:	Edward C. Delk
Secretary
Facsimile: (212) 480-9655
Email: edelk@adventcap.com

with copies to (which copies shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention:	Richard J. Grossman
Kevin T. Hardy
Facsimile: (917) 777-2116
Email:	richard.grossman@skadden.com
kevin.hardy@skadden.com

If to Western, to:

Western Investment LLC
P.O. Box 71279
Salt Lake City, UT 84171
Attention: Arthur D. Lipson
Fax: (801) 568-1417
Email: art@wifunds.com

with a copy to (which copy shall not constitute notice):

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention:	Adam W. Finerman
Timothy D. Knox
Facsimile:	(212) 451-2222
Email:	afinerman@olshanlaw.com
tknox@olshanlaw.com

8.6
Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction. In addition, the Parties agree to use their reasonable commercial efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

8.7	Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof.

8.8
Binding Effect; No Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto, or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. No Party to this Agreement may, directly or indirectly, assign its rights or delegate its obligations hereunder (whether voluntarily, involuntarily, or by operation of law) without the prior written consent of the other Party. Any such attempted assignment will be null and void.

8.9
Amendments; Waivers. No provision of this Agreement may be amended other than by an instrument in writing signed by the Parties hereto, and no provision hereof may be waived other than by an instrument in writing signed by the Party against whom enforcement is sought.

8.10	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signatures appear on next page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ADVENT CLAYMORE CONVERTIBLE SECURITIES AND INCOME FUND

By:	/s/ Bob White
	Name:	Bob White
	Title:	Chief Financial Officer

ADVENT CLAYMORE CONVERTIBLE SECURITIES AND INCOME FUND II

By:	/s/ Bob White
	Name:	Bob White
	Title:	Chief Financial Officer

ADVENT/CLAYMORE ENHANCED GROWTH AND INCOME FUND

By:	/s/ Bob White
	Name:	Bob White
	Title:	Chief Financial Officer

WESTERN INVESTMENT LLC

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

WESTERN INVESTMENT HEDGED PARTNERS L.P.

By:	Western Investment LLC General Partner

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.

By:	Western Investment LLC General Partner

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

/s/ Arthur D. Lipson
ARTHUR D. LIPSON

BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

By:	Benchmark Plus Management, L.L.C. Managing Member

By:	/s/ Robert Ferguson
	Name:	Robert Ferguson
	Title:	Manager

BENCHMARK PLUS MANAGEMENT, L.L.C.

By:	/s/ Robert Ferguson
	Name:	Robert Ferguson
	Title:	Manager

/s/ Robert Ferguson
ROBERT FERGUSON

Exhibit A

Advent/Claymore Enhanced Growth & Income Fund Announces Potential Tender Offer

New York, NY – July __, 2016 – Advent/Claymore Enhanced Growth & Income Fund (NYSE: LCM) (the “Fund”), a closed-end fund, announced today that the Fund’s Board of Trustees has approved an in-kind tender offer (the “Tender Offer”) for up to 32.5% of the Fund’s outstanding common shares of beneficial interest (the “Shares”) at a price per Share equal to 98% of the Fund’s net asset value (“NAV”) per Share as of the business day immediately following the expiration date of the Tender Offer. The Fund will repurchase Shares tendered and accepted in the Tender Offer in exchange for a pro rata portion of the Fund’s portfolio securities, subject to certain adjustments.

The Tender Offer is subject to the Fund’s receipt of an exemptive order from the Securities and Exchange Commission (the “SEC”) to permit affiliated persons of the Fund to participate in the Tender Offer. There can be no assurance that the exemptive order will be received, or if received, will be received in a timely manner.

The commencement of the potential Tender Offer is pursuant to an Agreement between the Fund and Western Investment LLC and certain associated parties (“Western”), and a separate Standstill Agreement between Advent Capital Management, LLC, as investment manager of the Fund, and Bulldog Investors, LLC and certain associated parties (“Bulldog”). Pursuant to the Agreement between the Fund and Western, Western has agreed to tender all Shares of the Fund owned by it in the Tender Offer and to be bound by certain “standstill” covenants through July 22, 2021 with respect to the Fund and Advent Claymore Convertible Securities and Income Fund (NYSE: AVK) and Advent Claymore Convertible Securities and Income Fund II (NYSE: AGC) (the “Other Advent Closed-End Funds”). In addition, Western has agreed, among other things, to withdraw its shareholder proposal and trustee nominations for the 2016 annual meeting of shareholders of the Fund and the Other Advent Closed-End Funds. The Fund has been advised that Western will file a copy of the Standstill Agreement with the Securities and Exchange Commission as an exhibit to its Schedule 13D.  Pursuant to the Standstill Agreement between the Fund and Bulldog, Bulldog has agreed to tender all Shares of the Fund owned by it in the Tender Offer and to be bound by certain “standstill” covenants through July 22, 2021 with respect to the Fund and the Other Advent Closed-End Funds.

The above statements are not intended to constitute an offer to participate in the Tender Offer. Information about the Tender Offer, including its commencement, will be announced via future press releases. Shareholders will be notified in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, either by publication or mailing or both. The Tender Offer will be made only by an Offer to Purchase, a related Letter of Transmittal and other documents, to be filed with the SEC. Shareholders of the Fund should read the Offer to Purchase and tender offer statement and related exhibits when those documents are filed and become available, as they will contain important information about the Tender Offer. These and other filed documents will be available to investors for free both at the website of the SEC and from the Fund.

Additional Information

About Advent Capital Management

Advent Capital Management, LLC (“Advent”) is a registered investment advisor dedicated to providing its clients with superior investment performance. Advent invests primarily in convertible, high yield and equity securities offered through long only, hedge-fund and NYSE-listed closed-end fund products. Advent’s investment team consists of seasoned professionals performing bottom-up fundamental research. Since inception in 1995, Advent has grown into an $8.6 billion diversified investment management firm (as of June 30, 2016) with the ability to capture opportunities globally. Advent’s growing client base includes some of the world’s largest public and corporate pension plans, foundations, endowments, insurance companies and high net worth individuals.

About Guggenheim Investments

Guggenheim Investments is the global asset management and investment advisory division of Guggenheim Partners, with $202 billion* in total assets across fixed income, equity, and alternative strategies. We focus on the return and risk needs of insurance companies, corporate and public pension funds, sovereign wealth funds, endowments and foundations, consultants, wealth managers, and high-net-worth investors. Our 275+ investment professionals perform rigorous research to understand market trends and identify undervalued opportunities in areas that are often complex and underfollowed. This approach to investment management has enabled us to deliver innovative strategies providing diversification opportunities and attractive long-term results.

* Guggenheim Investments total asset figure is as of 6.30.2016. The assets include leverage of $11.4bn for assets under management and $0.5bn for assets for which we provide administrative services. Guggenheim Investments represents the following affiliated investment management businesses: Guggenheim Partners Investment Management, LLC, Security Investors, LLC, Guggenheim Funds Investment Advisors, LLC, Guggenheim Funds Distributors, LLC, Guggenheim Real Estate, LLC, Transparent Value Advisors, LLC, GS GAMMA Advisors, LLC, Guggenheim Partners Europe Limited, and Guggenheim Partners India Management.

This information does not represent an offer to sell securities of the Funds and it is not soliciting an offer to buy securities of the Funds. There can be no assurance that the Funds will achieve their investment objectives. The net asset value of the Funds will fluctuate with the value of the underlying securities. It is important to note that closed-end funds trade on their market value, not net asset value, and closed-end funds often trade at a discount to their net asset value. Past performance is not indicative of future performance. An investment in the Funds is subject to certain risks and other considerations. Such risks and considerations may include, but are not limited to: Investment and Market Risk; Convertible Securities Risk; Structured and Synthetic Convertible Securities Risk; Lower Grade Securities Risk; Equity Securities Risk; Preferred Securities Risk; Derivatives Risk; Interest Rate Risk; Leverage Risk; Anti-Takeover Provisions; Foreign Securities Risk; Foreign Currency Risk; Market Disruption Risk; Risk Associated with the Fund’s Covered Call Option Writing Strategy; Senior and Second Lien Secured Loan Risk and Illiquidity Risk. See www.guggenheiminvestments.com/cef for a detailed discussion of fund-specific risks.

Investors should consider the investment objectives and policies, risk considerations, charges and expenses of any investment before they invest. For this and more information visit www.guggenheiminvestments.com or contact a securities representative or Guggenheim Funds Distributors, LLC 227 West Monroe Street, Chicago, IL 60606, 800-345-7999.

Analyst Inquiries
William T. Korver
cefs@guggenheiminvestments.com

NOT FDIC-INSURED  NOT BANK-GUARANTEED  MAY LOSE VALUE
Member FINRA/SIPC (07/16)

Exhibit B

Advent Claymore Convertible Securities and Income Fund II Announces Intent to Commence Share Repurchase Program

New York, NY – July __, 2016 – Advent Claymore Convertible Securities and Income Fund II (NYSE: AGC) (the “Fund”), a closed-end fund, announced today that the Fund’s Board of Trustees has authorized a share repurchase program (the “Repurchase Program”).

Under the Repurchase Program, the Fund will purchase, in the open market, up to 7.5% of its outstanding common shares (based on common shares outstanding as of July 22, 2016).  Pursuant to the Repurchase Program, the Fund will, subject to applicable legal restrictions, conduct repurchases when its common shares are trading on the New York Stock Exchange (“NYSE”) at a discount to net asset value (“NAV”) of 13% or greater. The Fund intends to commence the Repurchase Program as soon as reasonably practicable, and in no event later than September 1, 2016.  The Repurchase Program will terminate on September 30, 2018, provided that following the commencement of the Repurchase Program, if the closing price on the NYSE of the Fund’s common shares represents a discount to NAV of less than 13% on five consecutive trading days, the Repurchase Program will immediately terminate. Under no circumstances will the Fund repurchase in a given calendar month a number of common shares greater than 2% of the Fund’s outstanding common shares as of the beginning of such month.

The Repurchase Program allows the repurchase of common shares in the open market at a discount to NAV. The Repurchase Program could allow the Fund to realize incremental accretion to its NAV and earnings per share to the benefit of existing common shareholders. It could also have the benefit of providing additional liquidity  in the trading of common shares.

There is no assurance that the Fund will purchase common shares at any specific discount levels or in any  specific amounts. The Fund’s repurchase activity will be disclosed in its shareholder report for the relevant fiscal period. There is no assurance that the market price of the Fund’s common shares, either  on an absolute basis or relative to NAV, will increase as a result of any repurchases of common shares, or that the Repurchase Program will enhance shareholder value over the long-term.

The commencement of the Repurchase Program is pursuant to an Agreement between the Fund and Western Investment LLC and certain associated parties (“Western”). Pursuant to the Agreement between the Fund and Western, Western has agreed to be bound by certain “standstill” covenants through July 22, 2021 with respect to the Fund and Advent Claymore Convertible Securities and Income Fund (NYSE: AVK) and Advent Claymore Enhanced Growth & Income Fund (NYSE: LCM) (the “Other Advent Closed-End Funds”). In addition, Western has agreed, among other things, to withdraw its shareholder proposal and trustee nominations for the 2016 annual meeting of shareholders of the Fund and the Other Advent Closed-End Funds. The Fund has been advised that Western will file a copy of the Standstill Agreement with the Securities and Exchange Commission as an exhibit to its Schedule 13D.

Additional Information

About Advent Capital Management

Advent Capital Management, LLC (“Advent”) is a registered investment advisor dedicated to providing its clients with superior investment performance. Advent invests primarily in convertible, high yield and equity securities offered through long only, hedge-fund and NYSE-listed closed-end fund products. Advent’s investment team consists of seasoned professionals performing bottom-up fundamental research. Since inception in 1995, Advent has grown into an $8.6 billion diversified investment management firm (as of June 30, 2016) with the ability to capture opportunities globally. Advent’s growing client base includes some of the world’s largest public and corporate pension plans, foundations, endowments, insurance companies and high net worth individuals.

About Guggenheim Investments

Guggenheim Investments is the global asset management and investment advisory division of Guggenheim Partners, with $202 billion* in total assets across fixed income, equity, and alternative strategies. We focus on the return and risk needs of insurance companies, corporate and public pension funds, sovereign wealth funds, endowments and foundations, consultants, wealth managers, and high-net-worth investors. Our 275+ investment professionals perform rigorous research to understand market trends and identify undervalued opportunities in areas that are often complex and underfollowed. This approach to investment management has enabled us to deliver innovative strategies providing diversification opportunities and attractive long-term results.

* Guggenheim Investments total asset figure is as of 6.30.2016. The assets include leverage of $11.4bn for assets under management and $0.5bn for assets for which we provide administrative services. Guggenheim Investments represents the following affiliated investment management businesses: Guggenheim Partners Investment Management, LLC, Security Investors, LLC, Guggenheim Funds Investment Advisors, LLC, Guggenheim Funds Distributors, LLC, Guggenheim Real Estate, LLC, Transparent Value Advisors, LLC, GS GAMMA Advisors, LLC, Guggenheim Partners Europe Limited, and Guggenheim Partners India Management.

This information does not represent an offer to sell securities of the Funds and it is not soliciting an offer to buy securities of the Funds. There can be no assurance that the Funds will achieve their investment objectives. The net asset value of the Funds will fluctuate with the value of the underlying securities. It is important to note that closed-end funds trade on their market value, not net asset value, and closed-end funds often trade at a discount to their net asset value. Past performance is not indicative of future performance. An investment in the Funds is subject to certain risks and other considerations. Such risks and considerations may include, but are not limited to: Investment and Market Risk; Convertible Securities Risk; Structured and Synthetic Convertible Securities Risk; Lower Grade Securities Risk; Equity Securities Risk; Preferred Securities Risk; Derivatives Risk; Interest Rate Risk; Leverage Risk; Anti-Takeover Provisions; Foreign Securities Risk; Foreign Currency Risk; Market Disruption Risk; Risk Associated with the Fund’s Covered Call Option Writing Strategy; Senior and Second Lien Secured Loan Risk and Illiquidity Risk. See www.guggenheiminvestments.com/cef for a detailed discussion of fund-specific risks.

Investors should consider the investment objectives and policies, risk considerations, charges and expenses of any investment before they invest. For this and more information visit www.guggenheiminvestments.com or contact a securities representative or Guggenheim Funds Distributors, LLC 227 West Monroe Street, Chicago, IL 60606, 800-345-7999.

Analyst Inquiries
William T. Korver
cefs@guggenheiminvestments.com

NOT FDIC-INSURED  NOT BANK-GUARANTEED  MAY LOSE VALUE
Member FINRA/SIPC (07/16)